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                                                                    EXHIBIT 12.1

                                  ALBECCA INC.

                       Ratio of Earnings to Fixed Charges



                                                     Fiscal Year
                                             ----------------------------
                                                   (in thousands)
                                 1994        1995        1996        1997        1998
                                ------      ------      ------      ------      ------
Earnings
  Operating Income              15,534      22,471      30,229      35,601      31,961

  Restructuring Charges             --          --          --          --       2,262

  Accounts Receivable
  Written Off                       --          --          --          --         508

  Other Non-Recurring
  Costs                             --          --          --          --       3,460
                                ======      ======      ======      ======      ======

Total Earnings (A)              15,534      22,471      30,229      35,601      38,199

Interest Expense (B)             1,034       4,008       6,846       9,722      11,949
                                ======      ======      ======      ======      ======

Ratio of Earnings to Fixed
Charges (A/B)                     15.0         5.6         4.4         3.7         3.2
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